EXHIBIT 99

FOR IMMEDIATE RELEASE	CONTACT: Media Relations
Brinker International
(800) 775-7290

BRINKER INTERNATIONAL WELCOMES HARRIET EDELMAN

TO BOARD OF DIRECTORS

DALLAS, March 17, 2008 — Brinker International, Inc. (NYSE: EAT), a recognized leader in casual dining, announced election of Harriet Edelman to its board of directors.

Edelman, 52, spent more than 25 years at Avon Products, Inc., where she most recently served as senior vice president and chief information officer. She was responsible for Avon’s information technology strategy and global operations. During her time at Avon, Edelman held leadership positions in marketing, supply chain management, sales, customer service, planning and information technology, with U.S. and international responsibilities.

Edelman holds a master’s of business administration from Fordham University’s Graduate School of Business and a bachelor’s degree from Bucknell University.

She has served as a board member for both the The Hershey Company and the Blair Corporation.

“Harriet Edelman is a leader with global experience that will be invaluable to our board of directors,” said Doug Brooks, President, CEO and Chairman of the Board for Brinker International. “We look forward to the strategic, results-driven perspective she will bring to our restaurant portfolio.”

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Brinker owns or franchises more than 1,850 restaurants in 25 countries and employs more than 120,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill, On The Border Mexican Grill & Cantina and Maggiano’s Little Italy. In 2006, the company was named one of FORTUNE Magazine’s Most Admired Companies. Additionally, Brinker was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information visit http://www.brinker.com.

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